Exhibit 23.1

CONSENT OF CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the use, in the Form 10-QSB Quarterly Reports, of Artfest International, Inc. for the periods ended June 30, 2007, and 2006, and subsequent references in later reports, of my report dated August 9, 2007 for the periods ended and as at June 30, 2007 and 2006, relating to the financial statements, and notes, of Artfest International, Inc. which appear in said quarterly reports or are referenced in subsequent reports of said company.

/s/ Thomas Bauman, C.P.A.
Huntington Station, New York
August 9, 2007